EXHIBIT 99.1
                                                                    ------------

GREYSTONE LOGISTICS REPORTS UNAUDITED RESULTS FOR QUARTER AND FISCAL YEAR ENDING MAY 31, 2007

TULSA, OK--(MARKET WIRE)--July 18, 2007 -- Greystone Logistics, Inc. (OTC BB:GLGI.OB - News), announced today unaudited results for the quarter and fiscal year ending May 31, 2007. Operating profit for the 4th quarter was $280,068 with a net income before preferred dividends of $96,791. Net income available to common shareholders after preferred dividends was $(69,128) or $.00 per share.

Sales were $12,454,293 for the fiscal year ending May 31, 2007 compared to $15,956,386 for fiscal year 2006 for a decrease of $3,502,093. The decrease is primarily attributable to seasonality of certain product lines, barrel and screw work on an injection equipment line, and delayed production startup due to the pushback of the delivery of the new 48x40 molds and the retooling of the 48x44 mold. The new 48x40 molds were put into service in the last month of the quarter. The net loss to common shareholders for the year ended May 31, 2007 was ($3,048,396), or ($0.12) per share.

Greystone's EBITDA (earnings (loss) before interest (including preferred dividends), income taxes, depreciation and amortization) for the year ended May 31, 2007 is ($440,048) versus ($552,885) for the same period last year. The fourth quarter ended May 31, 2007 resulted in a positive EBITDA of $548,059 versus $83,719 for the same period last year.

"Last year, we announced the addition of the heavy duty 48x40 rackable pallet to our growing product line. Previously announced customer purchase orders for this product are now being filled taking all the capacity from the 48x40 molds on our equipment," said Warren Kruger, CEO of Greystone. Kruger continued, "We are maintaining production 24 hours per day 7 days per week to meet customer demand as more companies look for creative solutions to industrial packaging and material handling enhancements that allow them to discontinue use of wooden pallets. The environmental award winning pallets with high coefficient of friction and racking capabilities meet or exceed ASTM standards and are being recognized for being their ease of use, cleanliness, and long lives in highly automated warehouses. The added bonus is our product line consists of 100% recycled plastic which can be reground for reuse at the end of their useful life. We look forward to continued positive results based on current and pending orders."

Non-GAAP Financial Measure

This release contains disclosure of EBITDA, which is a non-GAAP financial measure within the meaning of Regulation G promulgated by the Securities and Exchange Commission. A reconciliation of EBITDA to net income (loss) available to common shareholders before income taxes, the most directly comparable GAAP financial measure, as well as additional information concerning EBITDA, are included at the end of this release.

This press release includes certain statements that may be deemed "forward-looking statements" within the meaning of the federal securities laws. All statements, other than statements of historical facts that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including the potential sales of pallets or other possible business developments, are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, including the ability of the company to continue as a going concern. Actual results may vary materially from the forward-looking statements. For a list of certain material risks relating to Greystone and its products, see Greystone's Form 10-KSB for the period ended May 31, 2006.

Greystone Logistics, Inc.
           Condensed Consolidated Statements of Operations

                                                Year Ended May 31,
                                          ------------      ------------
                                              2007              2006
                                          ------------      ------------
Sales                                     $ 12,454,293      $ 15,956,386

Gross Profit (Loss)                            866,236           925,696

Operating Profit (Loss)                       (864,227)       (1,323,023)

Net Loss                                    (2,472,848)       (2,335,153)

Preferred Dividends                           (575,548)         (513,938)

Net Loss to Common Shareholders             (3,048,396)       (2,849,091)

Per Share of Common Stock                        (0.12)             (.12)

Average Shares of Common Outstanding        24,727,867        24,061,201
                 Supplemental Statistical Information

Net Loss to Common Shareholders           $ (3,048,396)     $ (2,849,091)
Add Back:
   Interest expense, including preferred
    dividends                                1,761,089         1,527,768
   Provision for income taxes                       --                --
   Depreciation and amortization               847,259           768,438
                                          ------------      ------------

EBITDA (A)                                $   (440,048)     $   (552,885)


           Condensed Consolidated Statements of Operations

                                            Three Months Ended May 31,
                                          ------------      ------------
                                              2007              2006
                                          ------------      ------------
Sales                                     $  3,389,034      $  4,718,649

Gross Profit (Loss)                            641,629           465,796

Operating Profit (Loss)                        280,068           (49,047)

Net Profit (Loss)                               96,791          (369,539)

Preferred Dividends                           (146,507)         (104,309)

Net Loss to Common Shareholders                (49,716)         (473,848)

Per Share of Common Stock                         0.00             (0.02)

Average Shares of Common Outstanding        26,061,201        24,061,201

                Supplemental Statistical Information

Net Loss to Common Shareholders           $    (49,716)     $   (473,848)
Add Back:
   Interest expense, including preferred
    dividends                                  379,027           345,394
   Provision for income taxes                       --                --
   Depreciation and amortization               218,748           212,173
                                          ------------      ------------
EBITDA (A)                                $    548,059      $     83,719

(A) EBITDA represents income (loss) before income taxes plus interest, depreciation and amortization. The Company has included preferred dividends with interest expense. The EBITDA presented above while considered the most common definition used by investors and financial analysts, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA, while providing useful information, should not be considered in isolation or as an alternative to other financial measures determined under GAAP.

CONTACT:
     CONTACT:
     Warren F. Kruger
     President/CEO
     Corporate Office
     1613 East 15th Street
     Tulsa, Oklahoma  74120
     (918) 583-7441
     (918) 583-7442 (FAX)
     http://www.greystonelogistics.com